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                                    Exhibit 3

                        Shareholder and Voting Agreement

     This Shareholder and Voting Agreement (this "Agreement") executed as of the 3rd day of February, 1999 by and among Magnum Hunter Resources, Inc., a Nevada corporation ("MHR"), Oneok Resources Company, a Delaware corporation ("ONEOK"), and Oneok, Inc., an Oklahoma corporation that is executing this Agreement for the limited purpose set forth in Section 6.8 hereof ("Parent");

                              W I T N E S S E T H:
                              - - - - - - - - - -

     Whereas, MHR has agreed to issue to ONEOK, and ONEOK has agreed to purchase from MHR, $50 million of MHR's 1999 Series A 8% Convertible Preferred Stock (the "Preferred Stock"); and

     Whereas, in connection with MHR's issuance of the Preferred Stock to ONEOK, MHR and ONEOK desire to enter into this Agreement to set forth the rights and obligations of MHR and ONEOK with respect to ONEOK's representation on MHR's Board of Directors; voting by ONEOK of both the Preferred Stock and the common stock of MHR (the "Common Stock") into which the Preferred Stock is convertible; the purchase, sale and ownership of the Preferred Stock and Common Stock of MHR by ONEOK; and other matters;

     Now, Therefore, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, MHR and ONEOK do hereby agree as follows:

                                       I.

                               Certain Definitions

     1.1. Specific Definitions. For purposes of this Agreement, the following terms shall have the respective meanings ascribed thereto:

     (a) "Affiliate" means any corporation, partnership, business entity or other person controlling, controlled by, or under common control with, another person.

     (b) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Fully Diluted Basis" means, for purposes of calculating any fraction, ratio,

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          percentage or other determination with respect to MHR's Common
          Stock, that number of shares of Common Stock that would be owned or outstanding after taking into account the conversion of the Preferred Stock and the conversion of MHR's 1996 Series A Preferred Stock.

     (d) "Group" has the meaning ascribed thereto in Section 13(d) of the Exchange Act.

     (e) "Indenture" means the Indenture dated as of May 29, 1997, as amended on January 27, 1999, relating to the Senior Notes among MHR, the Subsidiary Guarantors named therein and First Union National Bank of North Carolina, as trustee.

     (f)  "Liquidation Value" means $1,000 per each share of Preferred
          Stock.

     (g) "MHR Change of Control" means (i) any direct or indirect acquisition by the ONEOK Group or persons acting as a Group with the ONEOK Group of such number of shares of Common Stock of MHR (including Preferred Stock or other securities convertible into, or exercisable or exchangeable for, such Common Stock) as would increase the aggregate ownership by the ONEOK Group and such persons to more than 40% of the outstanding voting Common Stock of MHR; (ii) the replacement of a majority of the Board of Directors of MHR over any rolling two-year period from the directors who constituted the Board at the beginning of such period with directors whose replacement shall not have been approved by a majority of the Board then still in office who either were members of the Board at the beginning of such period or whose election to the Board was previously so approved; (iii) a merger, consolidation or other business combination with respect to MHR that results in a majority of the outstanding voting securities of the surviving entity being owned by the ONEOK Group and any persons acting as a Group with the ONEOK Group; (iv) the occurrence of a "Change of Control" under the Indenture if any of the Senior Notes are then outstanding; (v) the occurrence of a "change of control" under the debt instruments governing any outstanding indebtedness of MHR; and/or
          (vi) the sale of all or substantially all the assets, liquidation or dissolution of MHR.

     (h) "MHR Takeover Event" means (i) any direct or indirect acquisition by any person or Group (other than the ONEOK Group) of such number of shares of Common Stock (or securities convertible into or exchangeable for such Common Stock) of MHR as would increase the aggregate ownership by such person or Group to more than 50% of the outstanding Common Stock of MHR; (ii) the replacement of a majority of the Board of Directors of MHR over any two-year period from the directors who constituted the applicable Board at the beginning of such period with directors whose replacement shall

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          not have been approved by a majority of such Board then still in office who either were members of that Board at the beginning of such period or whose election to such Board was previously so approved; (iii) a merger, consolidation or other business combination with respect to MHR that results in a shareholder or Group outside of the ONEOK Group becoming a majority owner of the outstanding voting securities of the surviving entity; and/or
          (iv) the sale of all or substantially all the assets, liquidation or dissolution of MHR.

     (i)  "MHR Termination Default" means any of the following:

          (i) the failure of MHR to pay the 8% cash dividend on the Preferred Stock for two consecutive quarters (if, in each such case, ONEOK has provided MHR with written notice of such failure and the required dividend is not paid within three business days of MHR's receipt of such notice);

          (ii) the occurrence of an event of default under the Indenture that has resulted in the acceleration of the Senior Notes;

          (iii) the occurrence of an event of default under any credit facility of MHR with aggregate outstanding indebtedness of at least $25 million and such default has resulted in the acceleration of such indebtedness;

          (iv) any bankruptcy, insolvency, reorganization, liquidation or similar proceeding shall be instituted by, or involuntarily instituted against, MHR; provided, however, in the event of a proceeding involuntarily instituted against MHR, such proceeding shall not have been stayed within 60 days;

          (v) the failure of MHR to nominate ONEOK's nominees to MHR's Board of Directors or to use MHR's reasonable best efforts to facilitate their election (including without limitation the solicitation of proxies for their election) as contemplated by Article III hereof; and/or

          (vi) the 180th day after the occurrence of a Voting
               Event;
               unless, MHR cures the applicable default(which, in

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               the case of accelerated indebtedness under clauses
               (ii) and (iii), shall mean the repayment in full of such indebtedness) prior to MHR's receipt of written notice from ONEOK electing to terminate this Agreement pursuant to Section 6.1 hereof.

     (j)  "ONEOK Group" means ONEOK and its Affiliates.

     (k) "ONEOK Ownership Percentage" means a fraction, determined as of the applicable date, of which (i) the numerator is the number of shares of Common Stock (including Common Stock issuable upon conversion of the Preferred Stock) owned by the ONEOK Group and
          (ii) the denominator is the number of shares of Common Stock of MHR issued and outstanding on a Fully Diluted Basis.

     (l)  "Securities Act" means the Securities Act of 1933, as amended.

     (m) "Senior Notes" mean MHR's $140 million in original principal amount of 10% Senior Notes due 2007 that were issued under the Indenture.

     (n) "Third Party Change of Control" means (i) any direct or indirect acquisition by a third party or persons acting as a Group with such third party of such number of shares of Common Stock of MHR (including securities convertible into, or exercisable or exchangeable for, such Common Stock) as would increase the aggregate ownership by such third party to more than 40% of the outstanding voting Common Stock of MHR; (ii) the replacement of a majority of the Board of Directors of MHR over any rolling two-year period from the directors who constituted the Board at the beginning of such period with directors whose replacement shall not have been approved by a majority of the Board then still in office who either were members of the Board at the beginning of such period or whose election to the Board was previously so approved; (iii) a merger, consolidation or other business combination with respect to MHR that results in a majority of the outstanding voting securities of the surviving entity being owned by a third party and any persons acting as a Group with such third party; (iv) the occurrence of a "Change of Control" under the Indenture if any of the Senior Notes are then outstanding; (v) the occurrence of a "Change of Control" under any MHR senior credit facility; and/or (vi) the sale of all or substantially all the assets, liquidation or dissolution of MHR.

     (o) "Voting Event" means any of the "Special Voting Events" and "Limited Voting Events" enumerated in, respectively, Sections
          6.2.1 and 6.2.2 of the 1996 Certificate of Designations (as defined in Section 5.12).

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                                    II.

                       Representations and Warranties

     2.1. Representations and Warranties of MHR. MHR represents and warrants that (i) MHR is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada; (ii) this Agreement has been duly authorized by the Board of Directors of MHR (such being all corporate action required of MHR) and constitutes the valid and binding obligation of MHR enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy and insolvency laws and general principles of equity (including limitations on the availability of specific performance); and (iii) this Agreement does not violate any law to which MHR is subject or any contract, order or decree by which MHR is bound.

     2.2. Representations and Warranties of ONEOK. ONEOK represents and warrants that (i) ONEOK is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) this Agreement has been duly authorized by the Board of Directors of ONEOK (such being all corporate action required of ONEOK) and constitutes the valid and binding obligation of ONEOK enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy and insolvency laws and general principles of equity (including limitations on the availability of specific performance); and (iii) this Agreement does not violate any law to which ONEOK is subject or any contract, order or decree by which ONEOK is bound.

     2.3. Representations and Warranties of Parent. Parent represents and warrants that (i) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Oklahoma; (ii) this Agreement has been duly authorized by all corporate action required of Parent and constitutes the valid and binding obligation of Parent enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy and insolvency laws and general principles of equity (including limitations on the availability of specific performance); and (iii) this Agreement does not violate any law to which Parent is subject or any contract, order or decree by which Parent is bound.

                                      III.

                              Board Representation

     3.1. Board Representation Based on Stock Ownership. ONEOK will have the right to nominate (i) two members to MHR's Board of Directors (or at least 20% of the total number of members of the Board) so long as the ONEOK Group owns Common Stock and Preferred Stock that together aggregate at least 20% of the outstanding Common Stock of MHR on a Fully Diluted Basis

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or (ii) one member to MHR's Board of Directors (or at least 10% of the total number of members of the Board) so long as the ONEOK Group owns Common Stock and Preferred Stock that together aggregate at least 10% (but less than 20%) of the outstanding Common Stock of MHR on a Fully Diluted Basis. To exercise its right to nominate a member or members to MHR's Board of Directors, ONEOK will provide written notice to MHR of its nominee or nominees not less than 90 days prior to the date of MHR's annual meeting of shareholders (or, if directors are to be elected at a special meeting of shareholders, not later than ten days after ONEOK has been notified by MHR that a special meeting will be conducted for such purpose). MHR will use its reasonable best efforts to facilitate the election of ONEOK's nominees to MHR's Board of Directors (including without limitation the solicitation of proxies for their election).

     3.2. Board Representation Following Certain Events. Notwithstanding Section
3.1 hereof, upon and after the occurrence of any MHR Termination Default , ONEOK will have the right to nominate, subject to the rights of the TCW Holders under the 1996 Certificate of Designations (as such terms are defined in Section 5.12 hereof), that total number of members of the Board of Directors of MHR (rounded down to the nearest whole director) equal to (i) the then applicable ONEOK Ownership Percentage multiplied by (ii) the then applicable number of directors constituting the entire Board (after taking all of ONEOK's nominees to such Board into account). If following an MHR Termination Default described in any of clauses (i), (ii) or (iii) of the definition thereof, such MHR Termination Default is cured (which, in the case of accelerated indebtedness under clauses
(ii) and (iii), shall mean the repayment in full of such indebtedness) within 180 days after the occurrence of such MHR Termination Default, the number of ONEOK representatives on MHR's Board of Directors shall thereafter be determined in accordance with Section 3.1 hereof effective as of MHR's next annual meeting of shareholders.

     3.3. Board Representation if Board Size Increased. In the event the size of MHR's Board of Directors is increased above eight members, ONEOK shall have the right to nominate such number of directors as shall cause its percentage of directors on the Board immediately after the increase in Board size to at least equal the percentage of directors to which ONEOK would be entitled (rounded down to the nearest whole director) based upon the ONEOK Ownership Percentage. In such event MHR will (i) cause its Board of Directors to fill the additional directorship or directorships to which ONEOK is entitled, until the next annual meeting of shareholders of MHR, with a director or directors designated by ONEOK and (ii) nominate ONEOK's designee or designees to such additional directorship or directorships at the next annual meeting of shareholders of MHR.

     3.4. Vacancies. In the event of the death, resignation or removal of a director of MHR nominated by ONEOK, MHR will (i) cause its Board of Directors to fill the vacant directorship until the next annual meeting of shareholders of MHR with a director designated by ONEOK and (ii) nominate ONEOK's designee to fill such directorship at the next annual meeting of shareholders of MHR; provided, however, if the vacant directorship results from the removal without cause of a ONEOK designee on MHR's Board, MHR will nominate another ONEOK designee to fill such directorship at the next annual meeting of shareholders of MHR.

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     3.5. Approval of ONEOK Representatives. Any nominee of ONEOK to MHR's Board of Directors (other than executive officers of Parent on the date hereof) shall be subject to the approval of MHR, which may only withhold such approval for reasonable business reasons proffered in good faith.

                                       IV.

                               Voting of MHR Stock

     4.1. Requirement to Vote Stock. Subject to the other provisions of Article IV of this Agreement, ONEOK will, and will cause each member of the ONEOK Group to, vote all of its Common Stock and Preferred Stock at every annual and special meeting of shareholders of MHR and with respect to each matter submitted to shareholders for approval.

     4.2. Partial Proportionate Voting. Except as otherwise expressly provided in Section 4.3 hereof, at each annual and special meeting of shareholders of MHR, ONEOK will, and will cause each member of the ONEOK Group to, (i) vote up to one-third of the aggregate voting power of its Common Stock and Preferred Stock of MHR in its sole discretion and (ii) vote the remainder of its Common Stock and Preferred Stock of MHR in the same proportions as all shares of voting stock of MHR other than the Common Stock and Preferred Stock owned by the ONEOK Group are voted. ONEOK will execute such proxy or proxies as MHR may from time to time reasonably request to effect the proportionate voting of ONEOK's Common Stock and Preferred Stock in the manner contemplated by this Section 4.2.

     4.3. Discretionary Voting on Certain Matters. Any member of the ONEOK Group may vote all of its Common Stock and Preferred Stock in such member's discretion with respect to (i) a proposed Third Party Change of Control with respect to MHR (other than a proposed change of control initiated by one or more members of the ONEOK Group or in which any member of the ONEOK Group is participating as an acquiring party), (ii) any amendment to MHR's articles of incorporation and/or
(iii) any vote required by the American Stock Exchange and/or such other national stock exchange upon which any class of MHR's equity securities are then listed.

     4.4. Relationship to Certificate of Designations. The provisions of this
Article IV shall not diminish the voting rights of the Preferred Stock set forth in Section 8(b) of the Certificate of Designations relating to the Preferred Stock.

                                       V.

          Ownership, Purchase and Sale of MHR's Stock and Senior Notes

     5.1. Limitation on Purchases of Common Stock. Except as otherwise expressly provided in Sections 5.2 and 5.3 hereof, ONEOK will not, nor will ONEOK permit any member of the ONEOK Group to, purchase any shares of Common Stock of MHR or any securities other than the $50 million in Preferred Stock purchased on the date hereof that are convertible into, or exercisable or exchangeable for, Common Stock of MHR.

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     5.2. Preemptive Right in Public Offerings. In the event MHR proposes to issue any equity securities in a registered underwritten public offering (excluding securities issuable (i) pursuant to MHR's present or future option plans or other employee benefit plans of any nature whatsoever for MHR's directors, employees and consultants, (ii) in a business combination on a registration statement on Form 4 (or any successor form) under the Securities Act, (iii) pursuant to a transaction governed by Rule 145 under the Securities Act and/or (iv) as dividends or upon the conversion, exercise or exchange of other securities), then the ONEOK Group will have the preemptive right to acquire up to that number of equity securities in the public offering as would cause the ONEOK Ownership Percentage on a Fully Diluted Basis to be the same immediately following consummation of such public offering as the ONEOK Ownership Percentage on a Fully Diluted Basis immediately prior thereto (the "Preemptive Right Securities"). In the event MHR proposes to issue any equity securities in a public offering to which the ONEOK Group has the preemptive right set forth in this Section 5.2, (i) MHR will provide ONEOK with written notice at least 15 days prior to filing the applicable registration statement with the Securities and Exchange Commission and (ii) the ONEOK Group may elect to exercise its preemptive right with respect to such equity offering by providing written notice of such election to MHR within such 15-day period. If the ONEOK Group timely elects to exercise its preemptive right by providing such notice to MHR, the ONEOK Group shall have the right and obligation to purchase the Preemptive Right Securities at the public offering price at the time of, and subject to, consummation of the public equity offering.

     5.3. Right to Maintain Proportionate Ownership. In the event MHR issues any voting Common Stock or preferred stock convertible into voting Common Stock, and except in those situations expressly covered by Section 5.2 hereof, (i) MHR will give written notice to ONEOK of each such stock issuance within 45 days after the end of the calendar quarter during which such issuance occurred and (ii) the ONEOK Group may, at any time during the 180-day period immediately following its receipt of such notice, purchase, at MHR's option, in the open market or from MHR such additional number of shares of its capital stock (which, if the purchase is from MHR, may at MHR's option be Preferred Stock or voting Common Stock and shall be sold at such price and terms as are mutually agreed by MHR and the ONEOK Group) as is necessary to cause the ONEOK Ownership Percentage immediately following such purchase to equal the ONEOK Ownership Percentage immediately prior to MHR's issuance of the voting Common Stock or convertible preferred stock.

     5.4. Effect of Stock Ownership Exceeding 40%. If at any time the ONEOK Group's ownership of Common Stock of MHR (including Common Stock of MHR issuable upon conversion of the Preferred Stock) increases or appears to increase above 40% resulting in the ONEOK Group causing or appearing to cause a "Change of Control" under the Indenture, (i) the applicable putative stock acquisition or other transaction will for all purposes be void ab initio and of no force or effect, and MHR will instruct its stock transfer agent not to honor such putative transaction; (ii) the ONEOK Group will, within five days after the putative transaction, take all actions necessary to reduce its ownership of Common Stock of MHR (including Common Stock of MHR issuable upon conversion of the Preferred Stock) to not more than 40%; and (iii) if notwithstanding MHR's and the ONEOK Group's compliance with clauses (i) and (ii) of this sentence MHR is required to make a

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"Change of Control Offer" under the Indenture, ONEOK will, or will cause the
ONEOK Group to, make available to MHR sufficient financing upon mutually agreed terms (which terms will be no less favorable to MHR than, at MHR's option, those terms set forth in the Indenture or such terms as are commercially available) to repurchase any of the Senior Notes that are then outstanding and tendered to MHR pursuant to its "Change of Control Offer." Notwithstanding the immediately preceding sentence, if the ONEOK Group's ownership interest in MHR increases above 40% as a direct result of a repurchase of Common Stock by MHR and/or one of its Affiliates, the ONEOK Group will not be obligated to provide financing to MHR to repurchase the Senior Notes tendered to MHR.

     5.5. Limitation on Purchases of Senior Notes. ONEOK will not, nor will it permit any member of the ONEOK Group to, purchase in the aggregate a principal amount of the Senior Notes that causes the ONEOK Group to own a higher percentage of the $140 million of Senior Notes originally issued than the ONEOK Ownership Percentage at the time such purchase of Senior Notes is made.

     5.6. One-Year Prohibition on MHR's Stock Sales. During the one-year period commencing on the date hereof, and except as otherwise expressly provided in
Section 5.4 hereof, the ONEOK Group will not directly or indirectly sell (whether directly or indirectly through any derivative or equity-linked security), pledge, hypothecate, convey or otherwise transfer any shares of the Preferred Stock.

     5.7. Right of First Purchase on Subsequent Stock Sales. If at any time after the one-year period commencing on the date hereof, the ONEOK Group proposes directly or indirectly to sell (whether directly or indirectly through any derivative or equity-linked security), pledge, hypothecate, convey or otherwise transfer any shares of the Preferred Stock (or, in the event of a private placement, Common Stock issuable upon conversion of the Preferred Stock), to the extent such amount of shares exceeds 10% of the then outstanding Common Stock of MHR on a Fully Diluted Basis (the "Excess Sale Amount") during any period of 12 consecutive calendar months, MHR shall have a right of first purchase to acquire the Excess Sale Amount to be exercised by notice to ONEOK within ten days after its receipt of written notice of, and upon substantially the same terms and conditions as, the bona fide third party transaction. If MHR declines to exercise its right of first purchase and the terms of the proposed third party transaction are thereafter changed, ONEOK must again provide MHR with written notice of the proposed transaction and MHR will thereafter again have a right of first purchase to acquire the Excess Sale Amount to be exercised by notice to ONEOK within ten days after its receipt of such notice and upon substantially the same terms and conditions as the revised bona fide third party transaction.

     5.8. Prohibition on Sales to Significant Shareholders. ONEOK will not, nor will it permit any member of the ONEOK Group to, directly or indirectly knowingly sell (whether directly or indirectly through any derivative or equity-linked security), pledge, hypothecate, convey or otherwise transfer any shares of the Preferred Stock (or Common Stock issuable upon conversion of the Preferred Stock) to any prospective transferee or transferees which, together with any Affiliates or persons acting as a Group therewith, would become the record or beneficial owner or owners of an amount of capital stock that exceeds 10% of the outstanding Common Stock of MHR on a Fully

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Diluted Basis after taking such sale, pledge, hypothecation, conveyance or other transfer into account; provided, however, this Section 5.8 shall not operate so as to prohibit any transfers to members of the ONEOK Group. In fulfilling its obligations pursuant to the immediately preceding sentence, ONEOK, in connection with any transaction not constituting a public offering, shall make reasonable inquiry of, and obtain appropriate written representations from, the prospective purchaser or purchasers to determine its then-existing ownership of Common Stock of MHR (including Preferred Stock and other securities convertible into, or exercisable or exchangeable for, such Common Stock).

     5.9. Standstill. ONEOK will not, nor will it permit any member of the ONEOK Group to, at any time effect an MHR Change of Control with respect to MHR unless such MHR Change of Control is approved by the holders of at least two-thirds of the outstanding voting securities of MHR other than the ONEOK Group.

     5.10. Required Repurchase Upon MHR Takeover Event. At any time within 180 days after the occurrence of any MHR Takeover Event with respect to which the ONEOK Group voted all of its Common Stock and Preferred Stock against such MHR Takeover Event, ONEOK shall have the right to require MHR to purchase, upon 45 days prior written notice to MHR, any or all Preferred Stock then owned by the ONEOK Group at a purchase price equal to 108% of the Liquidation Value.

     5.11. Certain Redemption Requirements. Notwithstanding anything to the contrary in the Certificate of Designations relating to the Preferred Stock, MHR agrees that, unless MHR redeems all of the Preferred Stock then held by the ONEOK Group, it shall not redeem shares of the Preferred Stock from the ONEOK Group if immediately after such redemption ONEOK would not be entitled to nominate at least one member of MHR's Board of Directors pursuant to its rights hereunder.

     5.12. TCW Preferred Stock. MHR has previously issued shares of MHR's 1996 Series A Preferred Stock to certain holders (the "TCW Holders") pursuant to that certain Stock Purchase Agreement dated as of December 6, 1996 (the "TCW Stock Purchase Agreement") and the Certificate of Voting Powers, Designations, Preferences, and Relative, Participating, Optional or Other Special Rights of 1996 Series A Convertible Preferred Stock (the "1996 Certificate of Designations") relating thereto. Upon the occurrence of, or as MHR has notice of the possibility of the occurrence of, any Voting Event, or any other event which would constitute a breach of or default under the TCW Stock Purchase Agreement or the 1996 Certificate of Designations (each, a "TCW Default Event"), MHR shall immediately (i) provide written notice thereof to ONEOK and (ii) use its reasonable best efforts to take all such action as is necessary to cure or obtain from the TCW Holders the appropriate waivers of such TCW Default Event. MHR shall keep ONEOK informed as to the status and resolution of each TCW Default Event and shall use its reasonable best efforts to take all such action toward resolution of each TCW Default Event as ONEOK shall reasonably request.

                                       VI.

                            Miscellaneous Provisions

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     6.1. Term. This Agreement will commence on the date hereof and will terminate on the first to occur of (i) an MHR Change of Control; (ii) such time as the ONEOK Group ceases to own Common Stock and Preferred Stock that together aggregate at least 10% of the outstanding Common Stock of MHR on a Fully Diluted Basis; (iii) February 3, 2014; (iv) written notice from ONEOK to MHR to terminate this Agreement following an MHR Termination Default; and (iv) the mutual agreement of MHR and ONEOK to terminate this Agreement.

     6.2. Legend. The Preferred Stock and any Common Stock issued to ONEOK shall bear the following legend:

     THE SHARES OF STOCK OF MAGNUM HUNTER RESOURCES, INC. ("MHR") EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AGREEMENTS, STOCK TRANSFER RESTRICTIONS AND OTHER REQUIREMENTS SET FORTH IN THE SHAREHOLDER AND VOTING AGREEMENT DATED AS OF FEBRUARY 3, 1999 AMONG MHR, ONEOK RESOURCES COMPANY AND ONEOK, INC. A COPY OF SUCH AGREEMENT MAY BE OBTAINED WITHOUT CHARGE FROM MHR AT ITS PRINCIPAL PLACE OF BUSINESS.

     6.3. Construction. If any provision of this Agreement is invalid or unenforceable as written but may be rendered valid and enforceable by limitation thereof, then such provision shall be limited so as to be valid and enforceable to the maximum extent permitted by applicable law.

     6.4. Specific Enforcement. Either MHR or ONEOK may specifically enforce this Agreement or any provision hereof by requesting injunctive relief from a court of competent jurisdiction without the necessity of posting bond.

     6.5. Applicable Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Nevada.

     6.6. Notices. Any notice required or permitted by this Agreement will be deemed sufficient if in writing and sent by certified or registered mail, return receipt requested, or hand delivered and if addressed:

          (i)  if to MHR:

               Magnum Hunter Resources, Inc.
               600  East Las Colinas Boulevard
               Suite 1200
               Irving, Texas 75039

               Attention: Morgan F. Johnston, Vice President and General Counsel

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          (ii) if to ONEOK or Parent:

               Oneok Resources Company
               Oneok, Inc.
               100  West Fifth St.
               Tulsa, Oklahoma 74103

               Attention: David L. Kyle, President and Chief Operating Officer

Either party may change its address for notice purposes by providing notice of its new address to the other party in the manner specified above.

     6.7. Amendment. This Agreement may only be amended by an instrument in writing executed by both parties hereto.

     6.8. Execution by Parent. Parent in executing this Agreement for the limited purpose of assuring compliance herewith in all respects by each member of the ONEOK Group.

     6.9. No Unilateral Assignment; Successors and Assigns. None of MHR, ONEOK or Parent may assign this Agreement without the express written consent of the other parties hereto; provided, however, ONEOK may transfer the Preferred Stock to any member of the ONEOK Group subject to such member complying with Section
6.10. This Agreement will be binding upon, and will inure to the benefit of, MHR, ONEOK and Parent and their respective successors and permitted assigns.

     6.10. Restrictions Binding on Transferees. ONEOK will not, nor will ONEOK or Parent permit any member of the ONEOK Group to, transfer any or all of the Preferred Stock to any transferee (including any member of the ONEOK Group and any third party transferee) unless such transferee agrees in writing, in a manner reasonably satisfactory to MHR, to be bound by this Agreement.

     In Witness Whereof, MHR, ONEOK and Parent have executed this Agreement as of the date first set forth above.

                                       Magnum Hunter Resources, Inc.


                                       By: /s/ Gary C. Evans
                                          --------------------------------------
                                           Gary C. Evans
                                           President and Chief Executive Officer


                                       Oneok Resources Company

                                       By: /s/ David L. Kyle
                                          --------------------------------------
                                           David L. Kyle
                                           President


                                       Oneok, Inc.


                                       By: /s/ David L. Kyle
                                          --------------------------------------
                                           David L. Kyle
                                           President

                                       13